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                                                                    EXHIBIT 12.1

                           THE DETROIT EDISON COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                           Twelve Months Ended December 31
                                      ------------------------------------------
                                       2004     2003     2002     2001     2000
                                      ------   ------   ------   ------   ------
(Millions of Dollars)
EARNINGS:
   Pretax earnings..................  $  214   $  397   $  534   $  320   $  586
   Fixed charges....................     294      294      322      314      311
                                      ------   ------   ------   ------   ------
NET EARNINGS                          $  508   $  691   $  856   $  634   $  897
                                      ------   ------   ------   ------   ------

FIXED CHARGES:
   Interest expense.................  $  280   $  284   $  319   $  306   $  277
   Adjustments......................      14       10        3        8       34
                                      ------   ------   ------   ------   ------
FIXED CHARGES                         $  294   $  294   $  322   $  314   $  311
                                      ------   ------   ------   ------   ------

Ratio of earnings to fixed charges      1.73     2.35     2.66     2.02     2.88
                                      ======   ======   ======   ======   ======
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